Exhibit 99.17

Mechanical Technology Incorporated

431 New Karner Road

Building #4

Albany, NY 12205

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

April 1, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Mechanical Technology Incorporated has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the September 30, 2001 audit of SatCon Technology Corporation was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very Truly Yours,

Mechanical Technology Incorporated

/s/ Cynthia A. Scheuer

Name: Cynthia A. Scheuer

Title: Vice President and Chief Financial Officer